Exhibit 99.1
Indivior Concludes Legacy U.S. Department of Justice Matter

Richmond, VA, November 20, 2025 – Indivior PLC (Nasdaq: INDV) today announced the Company has concluded the legacy U.S. Department of Justice (DOJ) matter by paying in full the outstanding obligation of $295 million associated with the matter. With the DOJ’s receipt of the payment, the resolution agreement with the DOJ will be terminated. The payment was funded with Indivior’s cash on hand.
“We are pleased to reach this important milestone that concludes the legacy DOJ matter,” said Joe Ciaffoni, Chief Executive Officer. “It removes a significant liability and simplifies our capital structure. We are committed to conducting business with integrity, maintaining a comprehensive compliance program and acting in a responsible and transparent manner.”
About Indivior
Indivior works to help change patients' lives by developing medicines to treat opioid use disorder (OUD). Our vision is that all patients will have access to evidence-based treatment for OUD and we are dedicated to transforming OUD from a human crisis to a recognized and treated chronic disease. Building on its portfolio of OUD treatments, Indivior has a pipeline of product candidates designed to expand on its heritage in this category. Visit www.indivior.com to learn more. Connect with Indivior on LinkedIn by visiting www.linkedin.com/company/Indivior.
For Further Information
Jason Thompson
VP, Investor Relations, Indivior PLC
+1 804-402-7123
Jason.thompson@indivior.com

Cassie France-Kelly
VP, Communications, Indivior PLC
+1 804-594-0836
Indiviormediacontacts@indivior.com

-ends-